UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SONOSITE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 14, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Tuesday, April 22, 2008, at 8:00 a.m., local time, at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033.

At the annual meeting, you will be asked to consider and vote to elect nine directors to SonoSite’s board of directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

SONOSITE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE AMENDMENT AND RESTATEMENT OF THE SONOSITE, INC. 2005 STOCK INCENTIVE PLAN.

You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

KEVIN M. GOODWIN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

SONOSITE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 22, 2008

We will hold the 2008 Annual Meeting of Shareholders of SonoSite, Inc. at 8:00 a.m., local time, on Tuesday, April 22, 2008, at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033, for the following purposes:

•	To elect nine directors to SonoSite’s board of directors to serve until the 2009 annual meeting of shareholders;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008;

•	To amend and restate the SonoSite, Inc. 2005 Stock Incentive Plan; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on February 22, 2008, as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

The directors elected will be the nine candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm and to approve the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of SonoSite a written revocation bearing a later date or attending the annual meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

KATHRYN SURACE-SMITH
Vice President, General Counsel and Corporate Secretary

Bothell, Washington

March 14, 2008

SONOSITE, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2008 annual meeting of shareholders to be held at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033, at 8:00 a.m., local time, on Tuesday, April 22, 2008. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. It is expected that the notice of annual meeting of shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on March 24, 2008.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

Only our shareholders of record at the close of business on February 22, 2008, are entitled to notice of and to vote at the annual meeting. On that date, there were 16,776,327 shares of common stock outstanding. The number of shareholders of record of our common stock on February 22, 2008 was 15,686. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

REVOCABILITY OF PROXIES

Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the annual meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. The presence, in person or by proxy, of one-third of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card, or when a shareholder present at the meeting does not cast a ballot.

Under applicable law and SonoSite’s restated articles of incorporation and amended and restated bylaws, if a quorum is present at the annual meeting, the nine nominees for election of directors who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the appointment of the independent registered public accounting firm and, to approve the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan.

Because custodians will have discretionary voting authority with respect to election of directors and the ratification of the independent registered public accounting firm, broker non-votes will have no effect with respect to the election of directors or ratification of the appointment of the independent registered public accounting firm. With respect to the proposal to approve the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan, custodians will not have discretionary voting authority. The outcome of this proposal is determined by a majority of votes cast, and abstentions and broker non-votes will have no effect on the outcome because they are not counted as votes cast for or against the proposal. For the same reason, abstentions will have no effect on the proposal to ratify the independent registered public accounting firm.

Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees listed in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2008;

•	FOR the approval of the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan; and

•	At the discretion of the proxy holders, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2007 annual report are available on our Internet site by going to www.sonosite.com and clicking on “About SonoSite”, then “For Investors”. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save SonoSite the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access SonoSite’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time. You do not have to elect Internet access each year.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, or SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside. Any one of the shareholders at a shared address may notify Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if such shareholder wishes to receive additional copies of this proxy, and Broadridge will deliver the additional copy promptly after the request. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record and share an address with one or more other shareholders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, or you wish to request delivery of a single copy of our annual reports, proxy statements and other disclosure documents, you can do so by contacting Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from or added to the householding program within 30 days of receipt of your request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SOLICITATION OF PROXIES

Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $9,000 in the aggregate.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each member of the board of directors, the positions and offices held by each director with SonoSite and the period during which the director has served as a director of SonoSite.

At the annual meeting, the nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. There are no family relationships among any of the Company’s directors or executive officers. Jeffrey Pfeffer, Ph.D., who served as a director from 1998 to April 2008, is not standing for re-election.

Name	Age	Positions and Offices With SonoSite	Director Since
Kirby L. Cramer	71	Chairman of the Board of Directors (non-executive)	1998
Carmen L. Diersen	47	Director	2005
Kevin M. Goodwin	50	President, Chief Executive Officer and Director	1998
Paul V. Haack	57	Director	2006
Edward V. Fritzky	57	Director	1998
Steven R. Goldstein, M.D.	57	Director	1998
Robert G. Hauser, M.D.	68	Director	2004
William G. Parzybok, Jr.	66	Director	1998
Jacques Souquet, Ph.D.	61	Director	1998

Kirby L. Cramer has served as our non-executive Chairman of the Board since 1998. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation, now called Covance, Inc., and is currently its Chairman Emeritus. He is also a member of the board of directors of Cardiometrix Corporation, a medical device company. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington and is a graduate of the Harvard Business School’s Advanced Management Program.

Carmen L. Diersen joined SonoSite’s Board in 2005. Since September 2006, Ms. Diersen has served as the Chief Financial Officer of Spine Wave, Inc., a developer of advanced materials, techniques, and implant systems for spinal surgery. From 2004 to 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems. From 1992 to 2004, she held positions of increasing domestic and international responsibility in finance, business development, and general management at Medtronic Inc., including Vice President, Business Development, Vice President, General Manager, Musculoskeletal Tissue Services and Vice President of Finance and Administration and Vice President of Business Development, Americas and Asia Pacific. From 1982 to 1992, she was at Honeywell Inc. Ms. Diersen also serves on the board of directors of Memry Corporation. Ms. Diersen received a B.S. Accounting Degree from the University of North Dakota and an MBA from the University of Minnesota, Carlson School of Management.

Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since 1998. From 1997 to 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.’s handheld systems business group. From 1991 to 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound’s businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin holds a B.A. degree from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business.

Edward V. Fritzky has served as a director of SonoSite since 1998. Mr. Fritzky served as Chairman of the Board and Chief Executive Officer of Immunex Corporation, a biotechnology company, from 1994 until the merger of Immunex with Amgen Inc. in 2002. From 1992 to 1994, he served as President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical and chemical company. Mr. Fritzky was Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, he was an executive at Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company, a pharmaceutical and chemical company. Mr. Fritzky also serves on the boards of directors of Geron Corporation, a biopharmaceutical company, and Jacobs Engineering Group, Inc., an engineering and construction services company. Mr. Fritzky holds a B.A. degree from Duquesne University and is a graduate of the Advanced Executive Program at the J.L. Kellogg Graduate School of Management at Northwestern University.

Steven R. Goldstein, M.D. has served as a director of SonoSite since 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since 1980, Dr. Goldstein has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980.

Paul V. Haack joined SonoSite’s Board in February 2006. From 1972 until his retirement in 2005, Mr. Haack practiced as a Certified Public Accountant, and held positions of increasing responsibility at Deloitte and Touche. Most recently Mr. Haack was a senior partner in Chicago serving the United Airlines and Boeing accounts. During his career he also served as lead technical partner in Deloitte’s Northwest and Milwaukee Practices. Mr. Haack also serves on the board of directors of Esterline Technologies. Mr. Haack received a B.S. Degree in business from the University of Montana.

Robert G. Hauser, M.D., F.A.C.C., F.H.R.S, has served as a director of SonoSite since 2004. Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992. In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital. From 1987 to 2003, he was the director of Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc. Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society (NASPE). He received a B.S. degree from the University of Cincinnati and graduated with honors from College of Medicine at University of Cincinnati in 1968.

William G. Parzybok, Jr. has served as a director of SonoSite since 1998. From 1991 to 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1984 to 1991, he served as Vice President and General Manager of various groups at Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University.

Jacques Souquet, Ph.D. has served as a director of SonoSite since April 1998. Dr. Souquet is the founder and CEO of SuperSonic Imagine, a French company focused on the early detection and characterization of lesions. Prior to that, Dr. Souquet served as a scientific consultant at Philips Medical Systems. From 2001 to 2002, he served as Chief Scientific and Technology Officer of Philips Medical Systems. Before the acquisition of ATL Ultrasound by Philips Medical Systems in 1998, Dr. Souquet served as Chief Technology Officer and Senior Vice President for Product Generation at ATL. Dr. Souquet serves on the board of directors of Median Technologies, a company involved in the development of computer aided detection for medical applications. He also serves on the educational board of Northeastern University in Shenyang, China. Dr. Souquet received a High Engineering Degree from Ecole Superieure d’Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory, and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and nondestructive testing.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 1.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The board of directors has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market: Kirby L. Cramer, Carmen L. Diersen, Edward V. Fritzky, Steven R. Goldstein, M.D., Paul V. Haack, Robert G. Hauser, M.D., William G. Parzybok, Jr. and Jacques Souquet, Ph.D. The board of directors has also determined that each of the members of the board committees meets the independence requirements applicable to committees under the Nasdaq and the Securities and Exchange Commission rules and regulations.

COMMITTEE MEMBERSHIP AND FUNCTION

The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an innovation and technology committee. The board has also established a financing committee and a mergers and acquisitions committee. Each of these committees is responsible to the board of directors and, except to the extent that sole authority over a particular matter has been granted to such committee, its activities are subject to approval of the board. The functions performed by the audit, compensation and nominating and corporate governance committees are summarized below.

Audit Committee

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of SonoSite and audits of its financial statements. The Committee is governed by an audit committee charter adopted by the board of directors that may be amended by the board of directors at any time, in which case the most current version will be available on our web site at www.sonosite.com by first clicking on “About SonoSite”, then “About The Company” and then “Corporate Governance”. The audit committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review and other services to be provided by the independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Overseeing the qualifications, independence and performance of our independent registered public accounting firm and internal controls compliance department;

•	Reviewing and, if appropriate, approving any related party transactions;

•

Providing an avenue of communication among the independent registered public accounting firm, management, the internal controls compliance department, and the board of directors, including a meeting summary as part of regular board of directors meetings;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The members of the audit committee are Mr. Haack (chairperson), Ms. Diersen, Mr. Fritzky and Mr. Parzybok. The board of directors has determined that all members of the audit committee meet the independence requirements of both Nasdaq and the SEC and that all members of the audit committee qualify as SonoSite’s “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The biographical summaries for Mr. Haack, Ms. Diersen, Mr. Fritzky and Mr. Parzybok are included under “Proposal One: Election of Directors—Nominees.” The audit committee held nine meetings in 2007.

Compensation Committee

The compensation committee has been delegated by the board of directors to oversee all significant aspects relating to SonoSite’s compensation policies and programs, including recommending director and officer compensation. The Committee is governed by a compensation committee charter, adopted by the board of directors, which may be amended by the board of directors at any time, in which case the most current version will be available on our web site at www.sonosite.com by first clicking on “About SonoSite”, then “About The Company” and then “Corporate Governance”. The compensation committee’s responsibilities include:

•	Reviewing and approving compensation and benefits for directors and our executive officers;

•	Administering our incentive compensation and benefits plans;

•	Reviewing and approving corporate and individual goals and objectives relevant to the compensation of our officers;

•	Evaluating the performance of our chief executive officer in light of individual and corporate goals and objectives; and

•	Making recommendations to the board of directors regarding such matters.

The members of the compensation committee in 2007 were Dr. Hauser (chairperson), Mr. Cramer, and Drs. Goldstein, Pfeffer and Souquet. The compensation committee held four meetings in 2007.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is appointed by the board of directors to help ensure that the board of directors is appropriately constituted to meet its fiduciary obligations to SonoSite and its shareholders related to monitoring and safeguarding the independence of the board and providing a leadership role in shaping the corporate governance of SonoSite.

A complete description of the Committee’s functions is provided in its written charter, which is accessible via our website at www.sonosite.com by first clicking on “About SonoSite”, then “About The Company” and then “Corporate Governance”. The nominating and corporate governance committee’s primary duties and responsibilities include:

•	Establishing director qualifications and the selection criteria for new directors;

•	Identifying individuals qualified to become directors and recommending director nominees to the board of directors;

•	Overseeing the annual assessment of each director;

•	Annually reviewing the board of directors committee membership and structure;

•	Monitoring the independence of directors under Nasdaq Stock Market listing requirements; and

•

Reviewing and assessing the board’s corporate governance principles and the company’s code of conduct applicable to all directors, officers and employees, and monitoring and approving any modifications or waivers of such code of business conduct and ethics.

The members of the nominating and corporate governance committee in 2007 were Ms. Diersen (chairperson) Messrs. Cramer, Fritzky and Haack and Dr. Pfeffer, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules. The nominating and corporate governance committee held five meetings in 2007.

BOARD, COMMITTEE AND ANNUAL MEETING ATTENDANCE

In 2007, there were nine meetings of the board of directors. Each board member attended at least 75% of the aggregate of the meetings of the board and of the committees on which he or she served. SonoSite has no formal policy regarding annual meeting attendance by its directors, but it strongly encourages attendance and all directors attended our 2007 annual meeting of shareholders.

EXECUTIVE SESSIONS

Our corporate governance principles require that at each board of directors meeting, and at such other times as determined by the chairperson or as required by applicable law, the independent directors shall meet separately in executive session without management present.

DIRECTOR NOMINATIONS

Criteria for Board Membership

The nominating and corporate governance committee reviews the skills, characteristics and experience of potential candidates for election to the board and recommends nominees for directors to the full board for approval. As stated in our corporate governance principles posted on our website at www.sonosite.com, among the characteristics to be considered by the nominating and corporate governance committee in evaluating director candidates are professional background, business experience, judgment and integrity, familiarity with the healthcare industry and technical expertise. To the extent practicable, candidates for open director seats are selected on the principle that relevant business and industry experience is beneficial to the board of directors as a whole. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and its committees, as well as the nature and time involved in a director’s service on other boards.

Process for Identifying and Evaluating Nominee

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the board of directors as a result of a resignation or otherwise, or if the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee then identifies the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Nominee

In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Deadline for Receipt of Shareholder Proposals for 2008 Annual Meeting.” If a shareholder complies with these procedures for recommending persons for election as directors, the committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the committee’s independent judgment in accordance with the policies and procedures adopted in the committee’s charter, and based upon the same criteria used with respect to candidates selected by the board, will determine whether to recommend the candidates recommended by the shareholders to the board of directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held to elect directors.

Board Nominees for the 2008 Annual Meeting

Each of the nominees listed in this proxy statement are current directors standing for re-election.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors maintains a process for shareholders to communicate with the board of directors. Shareholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The corporate secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the corporate secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the compensation committee are independent directors, and none of them serve as a member of a compensation committee (or equivalent) or board of directors of any entity that has one or more executive officer serving as a member of our compensation committee or board of directors.

CODE OF CONDUCT

SonoSite has adopted a code of conduct to guide our officers, directors and employees, including our principal executive officer, principal financial officer and controller, in complying with the law and maintaining the highest standards of ethical conduct. All of our employees and directors must carry out their duties in accordance with the policies set forth in the code of conduct and with applicable laws and regulations. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. A copy of the code of conduct can be accessed on the Internet via our website at www.sonosite.com by first clicking on “About SonoSite”, then “About The Company” and then “Corporate Governance”.

EXECUTIVE OFFICERS

Our executive officers and their ages as of December 31, 2007, are as follows:

Name	Age	Positions	Officer Since
Kevin M. Goodwin	50	President, Chief Executive Officer and Director	1998
Graham Cox	49	Vice President, International	2005
Thomas Dugan	50	Senior Vice President, Global Marketing and US Sales	2005
Michael J. Schuh	47	Vice President, Finance, Chief Financial Officer and Treasurer	2000
Kathryn Surace-Smith	49	Vice President, General Counsel and Corporate Secretary	2002

Kevin M. Goodwin’s biographical summary is included under “Proposal One: Election of Directors—Nominees”.

Graham D. Cox, Vice President, International, joined SonoSite in 1999. He was promoted from Vice President, Europe, Middle East and Africa to Vice President, International in 2005. Involved with the ultrasound industry since 1978, Mr. Cox worked for ATL Ultrasound, now part of Philips, and Acuson, now part of Siemens, prior to joining SonoSite. Mr. Cox received an electronic engineer education and holds an Executive MBA from the International Management Centers Association.

Thomas Dugan, Senior Vice President, Global Marketing and US Sales, joined SonoSite in 2005. Previously, Mr. Dugan was president of InterVascular, Inc., a subsidiary of Datascope Corporation from 2002 to 2004 and was a corporate officer of Datascope. He also served as corporate vice president of business development for Datascope from 2001 to 2002. From 1999 to 2001, Mr. Dugan was vice president of marketing for United States Surgical, a division of Tyco Healthcare. From 1996 to 1999, he headed business development for United States Surgical. Mr. Dugan has held management positions in sales, marketing and international with C.R. Bard, Puritan-Bennett and Johnson & Johnson.

Michael J. Schuh has served as Vice President, Finance and Chief Financial Officer since 2000, and as Treasurer since 2003. From 2000 to 2002, Mr. Schuh also served as Secretary. Previously, Mr. Schuh was with Leasetec Corporation in Boulder, Colorado for approximately 14 years in a variety of positions including vice president of finance, director of strategic planning and acquisitions, European finance director and corporate controller. He also acted as chief financial officer and chief operating officer of Capital Associates in Lakewood, Colorado. Prior to Leasetec, Mr. Schuh served for four years as senior consultant for Deloitte Haskins & Sells in Denver, Colorado. Mr. Schuh holds a bachelor’s degree in business administration from the University of Wisconsin in Madison, Wisconsin.

Kathryn Surace-Smith has served as Vice President, General Counsel and Corporate Secretary since 2002. From 1996 to August 2002, she was General Counsel at Metawave Communications, a telecommunications equipment provider. Prior to that, Ms. Surace-Smith served as International Counsel for Alcatel Telecom in Paris and as Counsel at the European Bank for Reconstruction and Development in London. After receiving her law degree from Columbia University, where she served as editor of the Columbia Law Review, she was in private practice with Gibson, Dunn & Crutcher. She received her undergraduate degree from Princeton University.

COMPENSATION DISCUSSION AND ANALYSIS

THE COMPENSATION COMMITTEE

Membership and Charter

During 2007, the members of the compensation committee of the board of directors were Robert G. Hauser, M.D. (chairperson), Steven R. Goldstein, M.D., Kirby L. Cramer, Jeffrey Pfeffer, Ph.D. and Jacques Souquet, Ph.D. Dr. Souquet stepped down from the committee effective December 31, 2007 (see “Related Person Transactions” section). As required by the committee charter, all committee members have been and currently are independent nonemployee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and the director independence requirements of the NASDAQ. In addition, each director satisfies the definition of “outside director” under Section 162(m) of the Internal Revenue Code. No special expertise in compensation matters is required for appointment to the committee.

The compensation committee is responsible for all components of SonoSite’s executive compensation program and for administering all stock option plans, including the 1998 Stock Option Plan (the “1998 Plan”) and the 2005 Stock Incentive Plan (the “2005 Plan”), under which stock option grants, restricted stock unit grants and other types of incentive compensation may be made to executive officers. In addition, the committee administers SonoSite’s other employee benefit plans, including its 401(k) plan, and employee stock purchase plan. On an annual basis, the compensation committee evaluates the performance and compensation of SonoSite’s chief executive officer. The committee also reviews and recommends the compensation of the board for approval by the entire board.

The committee’s charter can be found on SonoSite’s website at www.sonosite.com by first clicking on “About SonoSite”, then “About The Company” and then “Corporate Governance”. The charter can be modified by a decision of the committee, subject to approval by the board. The last revision to the charter was made in 2004 when it was extensively revised to bring it into compliance with applicable governance regulations. The committee has the authority on its own behalf to retain outside counsel and consultants as the committee deems necessary it its sole discretion to advise the committee on matters within the charter of the committee and has the sole authority to approve such consultants’ fees and other terms of engagement. The charter gives the committee the authority to make decisions on behalf of the board with respect to matters within its jurisdiction and any other duties assigned to it by the board. Under its charter, the committee also has the authority to delegate to a subcommittee of its members any of its functions, duties and authority but has not done so.

The committee meets quarterly in conjunction with regularly scheduled board meetings, and also holds meetings via conference call when deemed necessary by the committee or its chairperson. The agendas are determined through a collaborative process involving the committee chairperson, SonoSite’s vice president of human resources and SonoSite’s chief executive officer, who typically attend all meetings. These officers are typically excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Compensation Consultant/Role of Executives

Aon Consulting provided compensation consulting services at the request of the committee from July 2004 until June 2006. Compensia Inc. (“Compensia”) has been the committee’s compensation consultant for advice on executive compensation matters and severance arrangements since 2006. Compensia provides the committee with relevant market data and alternatives to consider when making decisions for the named executive officers as well as other key officers. The committee has the sole authority to hire and fire Compensia. The committee determines Compensia’s work assignments and receives Compensia’s final work product. Management does not have its own compensation consultant. At the end of 2007, Aon Consulting was retained by the committee to provide education to the committee members on compensation topics.

SonoSite’s vice president of human resources provides administrative support and historical and current compensation information to the committee’s consultant to use in its analyses. The chief executive officer, with the assistance of the vice president of human resources, annually reviews the performance of each named executive officer (other than the chief executive officer whose performance is reviewed by the committee). Their conclusions and recommendations based on those reviews are presented to the committee for consideration. The vice president of human resources is also responsible for administering the compensation and benefits program approved by the committee as well as the day-to-day administration of SonoSite’s stock and retirement plans.

COMPENSATION PHILOSOPHY

The committee’s work is guided by the following three principles:

•	Attract and retain talented executive personnel by providing competitive compensation opportunities;

•	Directly link compensation to individual contribution and company performance; and

•	Tie meaningful compensation opportunities to the creation of additional shareholder value.

Our executive compensation philosophy is implemented through three key elements. The first element is to attract and retain talented executive personnel by paying them market or a premium-to-market base salary. Offering market or premium-to-market base salary is designed to provide executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is the annual variable incentive plan, which ties annual bonus payments to specified annual performance objectives. The third element is to provide executive personnel with meaningful equity compensation awards in order to align executives’ incentives with stockholder value creation.

In making compensation decisions for the named executive officers, the committee compares each element of total compensation against a peer group of fifteen publicly traded medical device companies (collectively, the “Compensation Peer Group”). This Compensation Peer Group, which is periodically reviewed and updated by the committee, contains companies with greater revenues and market capitalization than SonoSite; however, the Committee concluded that this peer group was appropriate because the company is competing for talent with these organizations. The companies comprising this Compensation Peer Group are:

ArthroCare	Resmed
Aspect Medical Systems	Thoratec
Biosite	Ventana Medical Systems
Cytyc	Vital Signs
Dj Orthopedics	Wright Medical Group
Hologic	Young Innovations
Icu Medical	Zoll Medical
Integra Lifesciences Holdings

In addition, for the 2008 compensation review, when relevant data was not available from the Compensation Peer Group for executives who are not named executive officers, the committee relied on data from the Radford July 2007 High-Tech Executive Survey updated by Compensia to July 1, 2008 using a 2.5% annual update factor. The goal of the committee was to match SonoSite’s executive compensation to the 50th percentile of salary and to the 50th to 75th percentile for total direct compensation, in the Radford Study. The committee also used individual “tally sheets” compiled by Compensia to list and total the various components of compensation for each executive and compare it to market data. The tally sheets were used to ensure executive compensation matches historical performance and to compare internal compensation equity.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salaries

The committee performs an annual review of base salaries for named executive officers and other employees based on market data provided by Compensia, an internal review of each executive’s compensation relative to other officers, and the individual performance of the executive. Base salary ranges are established for each executive based on market data from Compensia, which includes blended data from the proxies of the Compensation Peer Group, where available, and survey data (together, the “Market Data”). In general, base salaries for senior executives are targeted at the median base salary level (50th percentile) of this Market Data. Adjustments to this median base salary level may be made by the committee based on an evaluation of the executive’s responsibilities and achievement of business results, and the company’s performance. In February 2007, the committee approved base salary increases for the named executive officers, except Mr. Goodwin, ranging from 6% to 10%. To date, no base salary increases have been made for the named executive officers for the 2008 fiscal year.

Short-term Incentive Compensation

The SonoSite, Inc. Variable Incentive Bonus Plan (the “VIP”), the annual cash incentive program, is intended to: (i) enhance shareholder value by promoting strong linkages between employee performance and company performance; (ii) support achievement of the company’s business objectives; and (iii) promote retention of participating employees by providing them with the opportunity to earn incentive pay to increase their total annual cash compensation up to the 75th percentile of the Market Data. The VIP was initially implemented for fiscal year 2005. The VIP provides guidelines for the calculation of non-equity incentive based compensation, subject to committee oversight and modification. Each year the committee decides whether to establish a VIP and which executives should be included. At the beginning of the following year, the committee reviews actual performance for the previous fiscal year against the pre-established target and individual executive performance and approves any payments to be made under the VIP.

The payouts under this VIP for each participant are calculated based upon the formula of base salary multiplied by the individual target bonus (which is a percentage of base salary ranging from 45% to 100%) multiplied by the matrix percentage factor. For fiscal 2006, the matrix percentage factor consisted of both a corporate revenue target and a corporate operating profits target for the fiscal year, with operating profits weighed slightly higher. Under the 2006 VIP, if 100% of the corporate revenue and operating targets were achieved, the VIP would pay out 100 % of the individual target bonus for each executive. If 120% of the revenue and operating targets were achieved, the VIP would pay out approximately 156% of the individual target bonus for each executive and each participant would reach approximately 75th percentile of Market Data for total cash compensation for his or her position. Awards are interpolated between performance levels. In order for awards to be made under the 2006 VIP, minimum performance levels had to be attained: either 100% of the revenue target and 90% of the operating profits target or 90% of the revenue target and 100% of the operating profits target. The maximum amount that could be paid to any participant was $1,000,000. For fiscal year 2006, revenue growth fell below the VIP’s minimum payout thresholds, and no bonus amounts were paid.

For the 2007 fiscal year, the VIP provided that if 100% of both the corporate revenue and operating targets were achieved, it would pay out 100% of the individual target bonus for each executive. If 120% of the revenue and operating targets were achieved, the VIP would pay out approximately 150% of the individual target bonus for each executive. If 90% of the revenue and 100% of the operating targets were achieved, the VIP would pay out approximately 47% of the individual target bonus for each executive. No payments would be made if less than 90% of the revenue target and less than 100% of operating income target were achieved, or at any time less than 90% of the operating target was achieved. Awards are interpolated between specified performance levels. The maximum amount that could be paid to any one participant under the 2007 VIP was $2,000,000. For all VIP participants except Messrs. Dugan and Cox, payments under the VIP were based 100% on the achievement of the corporate revenue and operating profits targets. For Messrs. Dugan and Cox, 25% of the their awards came from achievement of the corporate targets set forth in the VIP, while the remaining 75% of their awards came from the achievement of specific revenue and margin targets for the U.S. and international markets, respectively. In determining the actual amount of payout to officers under the 2007 VIP, the compensation committee was advised that there had been overachievement of total sales revenue targets and operating targets for the entire company (after adjustment for certain unanticipated expenses) but an underachievement of specific U.S. and international targets. The committee reviewed the payment results under the above incentive plan formula, which was above 100%, considered the consequences to shareholders of full payout under that formula, and concluded that payment of bonuses in the range of 100% to 110% achievement level (or lower if actual achievement of an applicable metric was below that level) was the appropriate balance of management and shareholder interests. Accordingly, the compensation committee paid awards under the 2007 VIP as follows: Mr. Goodwin received $450,000, Mr. Cox received $41,250, Mr. Dugan received $125,400, Mr. Schuh received $110,000 and Ms. Surace-Smith received $100,000.

For the 2008 fiscal year, the VIP’s terms are substantially similar to the 2007 VIP, except for the specified financial objectives. Under the 2008 VIP, there are two bonus programs. The corporate program is based on achievement of revenue growth and EBIT(s). The sales, general and administrative (“SG&A”) program is based upon achievement of revenue growth and the reduction of SG&A expense calculated as the percentage of revenue represented by the non-allocated direct and indirect selling expenses and all general and administrative expenses of the Company for fiscal year 2008. Messrs. Goodwin and Schuh are participants in the Corporate Program, and Messrs. Dugan and Cox, and Ms. Surace-Smith are participants in the SG&A Program. Bonuses are calculated as a percentage of the participant’s base salary and in any event cannot exceed for any one individual $2 million during fiscal year 2008. The Company has the discretion to pay more or less than the full amount of any bonus otherwise earned under the Plan, provided the bonus paid to one individual does not exceed $2,000,000.

Stock Option Grants

Historically, our equity awards have been stock options, which we continue to believe appropriately link individual compensation to individual contribution and company performance, and align the executives’ financial interests with those of our shareholders. In light of accounting standard and market practice changes, in 2005 the committee evaluated whether to structure executive officers’ compensation packages to include stock options, restricted stock unit grants or other types of equity awards made available to our officers and employees. As part of this process, in April 2005, SonoSite shareholders approved the 2005 Plan and the 2005 Employee Stock Purchase Plan. In early 2006, for the first time, the committee made equity grants consisting of both stock options and restricted stock units to senior executives, including the named executive officers. Grants to officers are made out of the company’s 1998 Plan and the 2005 Plan.

Generally, stock option award levels are determined based on Market Data and the amount of stock available for grant in the equity plans. Both cash compensation and equity are benchmarked annually as part of a comparison of total direct cash compensation with the Market Data. In general, equity awards for senior executives are targeted at the median level (50th percentile) of this Market Data. The award amount varies among participants based on position within the company and level of responsibility. Awards of stock to insiders subject to Section 16 of the Securities Act of 1933 require the approval of the committee. All awards under the company’s stock plans are made at the market price at the time of the award in accordance with the provisions of our stock plans. The plans require that awards be priced at the “fair market value” which is defined in the 1998 Plan and 2005 Plan as the average of the highest and lowest quoted sales prices for SonoSite’s common stock on the NASDAQ on the date of grant.

In 2006 and 2007, equity awards to named executive officers were made in the first quarter of each fiscal year following an annual review of the Market Data provided by the committee’s consultant in the fourth quarter of the previous fiscal year. While the committee generally grants equity-based compensation in the first quarter of the year following this review, it retains discretion to make additional awards to named executive officers for retention or promotion purposes. In the case of a newly promoted or hired executive, the grant date is generally the date of the promotion or the beginning date of employment. Equity-based grants are generally made at regularly scheduled quarterly meetings of the committee. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise, although on occasion, as with the 2007 grants detailed below, the committee has granted restricted stock unit grants to named executive officers at its regularly scheduled committee meeting that preceded the public announcement of the company’s 2006 year-end and fourth quarter 2006 financial results.

In March 2006, the following awards were granted: Mr. Goodwin received 60,000 stock options and 20,000 restricted stock units, Mr. Cox received 30,000 stock options and 10,000 restricted stock units, Mr. Schuh received 18,000 stock options and 6,000 restricted stock units, and Ms. Surace-Smith received 27,000 stock options and 9,000 restricted stock units. These restricted stock unit awards vest fully on the third-year anniversary of the grant date and the options vest monthly and become 100% vested and exercisable three years from the date of grant. These awards were made in a ratio of three options to one restricted stock unit, based on market data provided by the committee’s outside compensation consultant at the time, AON Consulting. AON advised that market practice was to value one “full value” stock grant (i.e. a restricted stock unit) as equivalent to three options. In April 2006, as a result of an additional review of Mr. Goodwin’s compensation, the committee awarded Mr. Goodwin 20,000 restricted stock units. In February 2007, the committee granted Mr. Goodwin 10,000 restricted stock units and granted Messrs. Cox, Dugan and Schuh and Ms. Surace-Smith each 5,000 restricted stock units. The restricted stock units vest fully on the third-year anniversary of the grant date.

Under its charter, the compensation committee is the administrator of all of our equity plans, including the 1998 Plan and the 2005 Plan. The committee, among other things, approves grantees under the Plans who have been proposed by management, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations. The board has delegated to the chief executive officer the authority to approve individual stock awards up to a total of 25,000 stock options per person and up to a total of 8,000 restricted stock units per person to non-executive officers and employees. The committee also monitors the dilution and overhang effects of our outstanding stock options in relation to the total number of outstanding shares of our common stock.

The company does not have stock ownership or retention guidelines for its officers. However, our named executive officers, along with other key employees, are subject to the company’s special trading policy, which restricts insiders’ trading in company stock to defined periods each quarter starting on the second day following the release of quarterly earnings to the fifteenth day prior to the end of a financial quarter. In addition, employees subject to this policy must receive written pre-clearance from our chief financial officer prior to conducting any trades. Purchases and sales of stock pursuant to pre-approved 10b5-1 trading plans and purchases pursuant to the company’s employee stock purchase plan are exempt from this policy. The company encourages executives to adopt 10b5-1 plans but does not require their use for all trading activity.

Change in Control Agreements

Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to any executive officers upon termination of their employment. However, we have entered into change in control severance agreements with certain key employees, including the named executive officers. These are designed to promote stability and retention of senior management prior to and following a change in control and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Information regarding these arrangements is provided in the section “Payments Made Upon a Change in Control.”

During 2007, the compensation committee reviewed and updated the form of the change in control agreement for our named executive officers to ensure compliance with section 409(A) of the tax code. In addition, the committee added certain conditions for receipt of severance benefits by executives, such as execution of a waiver and release of all claims, a twelve-month nonsolicitation undertaking and continued compliance with proprietary information agreements. The committee did not change the level of benefits. Our named executive officers entered into these revised agreements in 2007 (which superseded the prior agreements).

Benefits

In October 2006, the committee approved the purchase of new life and disability insurance policies to provide individual coverage for the company’s senior executives, including its named executive officers. The change in control agreements with its executives (described below in the section “Payments Made Upon a Change in Control”) require SonoSite to provide insurance benefits to executives in the event of termination of employment following a change in control that are no less favorable than the benefits in effect on the date of the change in control. Because the company would not be able to maintain equivalent life and disability insurance policies under the existing group benefit plan for employees no longer employed following a change in control, new plans will be purchased to ensure compliance with the provisions of the agreements if such benefits were required in the future. These plans will provide an equivalent level of life insurance and a higher cap on disability insurance benefits than the plans that are generally available to all employees. These benefits were implemented for each covered individual in 2007.

TAX AND ACCOUNTING CONSIDERATIONS.

Deductibility of Executive Compensation

In making compensation decisions affecting the executive officers, the compensation committee considers SonoSite’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule. The committee cannot assure that it will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The cash compensation that SonoSite paid to each of its named executive officers during fiscal year 2007 was below $1,000,000. We believe that stock options granted to named executive officers under the 1998 Plan and 2005 Plan would qualify as “performance-based compensation” and therefore are Section 162(m) qualified. Annual cash incentive awards under the VIP and restricted stock units with time-based vesting under the 2005 Plan are not Section 162(m) qualified.

Accounting for Stock-Based Compensation

On January 1, 2006, the company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, to account for all stock grants under all of its stock plans.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of the compensation committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee of the board of directors of SonoSite, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the compensation committee:

Compensation Committee

ROBERT G. HAUSER, M.D. (chairperson)

KIRBY L. CRAMER

STEVEN R. GOLDSTEIN, M.D.

JEFFREY PFEFFER, PH.D.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information regarding compensation earned for services rendered to SonoSite during 2007 and 2006, by our chief executive officer, our chief financial officer and the next three most highly compensated executive officers other than the chief executive officer whose salary and bonus exceeded $100,000 in 2006 and 2007. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)		Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Kevin Goodwin (2) President and Chief Executive Officer	2007 2006	$ $	450,000 415,385	— —	$ $	602,583 386,063	$ $	331,397 314,454	$450,000 —	N/A N/A	$ $	14,398 36,826	$ $	1,848,378 1,152,728

Michael J. Schuh (3) Vice President, Finance, Chief Financial Officer and Treasurer	2007 2006	$ $	217,692 200,000	— —	$ $	130,283 67,757	$ $	103,891 116,463	$110,000 —	N/A N/A	$ $	13,035 9,000	$ $	574,901 393,220

Graham Cox (4) Vice President, International	2007 2006	$ $	315,586 290,055	— —	$ $	184,340 112,928	$ $	168,497 155,603	$41,250 —	N/A N/A	$ $	148,079 51,502	$ $	857,752 610,088

Tom Dugan (5) Senior Vice President, Global Marketing and US Sales	2007 2006	$ $	272,115 240,769	— —	$ $	443,745 338,591	$ $	122,877 102,678	$125,400 —	N/A N/A	$ $	14,029 107,256	$ $	978,166 789,294

Kathryn Surace-Smith (6) Vice President, General Counsel and Corporate Secretary	2007 2006	$ $	217,692 199,039	— —	$ $	170,825 101,635	$ $	151,924 153,825	$100,000 —	N/A N/A	$ $	12,626 6,993	$ $	653,067 461,492

(1)	The amounts included in the “Stock Awards” and “Option Awards” column represent the compensation cost recognized by the company in 2007 and 2006 related to stock awards and stock option awards to the Named Executive Officers, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(2)	Mr. Goodwin’s All Other Compensation consists of $10,125 in 401(k) matching contributions and $4,273 for insurance premiums for 2007; and $12,058 in 401(k) matching contributions and $24,768 for reimbursement of legal and tax advice expenses for 2006.

(3)	Mr. Schuh’s All Other Compensation consists of $9,796 in 401(k) matching contributions and $3,329 in insurance premiums for 2007. 2006 All Other Compensation is for 401(k) matching contributions.

(4)	Mr. Cox’s All Other Compensation consists of $17,112 for car allowance, $24,453 in employer pension contributions, $4,373 in insurance premiums and $102,141 in moving expenses to relocate from UK for 2007; and consists of $22,502 for car allowance and $29,000 in employer pension contributions for 2006. The amounts paid in British pounds sterling were converted to U.S. dollars using an annual average rate of 2.001 for 2007 and a rate of 1.972 for 2006.

(5)	Mr. Dugan’s All Other Compensation consists of $10,835 in 401(k) matching contributions and $3,904 in insurance premiums for 2007; and consists of $10,835 in 401(k) matching contributions, $71,847 in moving expenses and $24,574 in housing reimbursement relating to Mr. Dugan’s relocation for 2006.

(6)	Ms. Surace-Smith’s All Other Compensation consists of $9,396 in 401(k) matching contributions and $3,230 in insurance premiums for 2007. 2006 All Other Compensation is for 401(k) matching contributions.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of equity and non-equity plan awards made to our Named Executive Officers during fiscal 2007:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4) (5)	Grant Date Fair Value of Stock and Option Awards (5) (6)
		Threshold	Target	Maximum (2)	Thresh-old	Target	Maxi-mum
Kevin M. Goodwin		$211,000	$450,000	$2,000,000	N/A	N/A	N/A
	02/13/07							10,000	—	$336,000

Michael J. Schuh		$46,530	$99,000	$2,000,000	N/A	N/A	N/A
	02/13/07							5,000	—	$168,000

Graham Cox		$80,958	$187,192	$2,000,000	N/A	N/A	N/A
	02/13/07							5,000	—	$168,000

Thomas Dugan		$71,362	$165,000	$2,000,000	N/A	N/A	N/A
	02/13/07							5,000	—	$168,000

Kathryn Surace-Smith		$46,530	$99,000	$2,000,000	N/A	N/A	N/A
	02/13/07							5,000	—	$168,000

(1)	Amounts shown in these columns represent the range of possible cash payouts for bonus arrangements established in February 2007 under the VIP.

(2)	The terms of the VIP plan provide that no participant shall receive more than $2,000,000 under the VIP.

(3)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(4)	No options were awarded in 2007 to our Named Executive Officers.

(5)	SonoSite calculates the option exercise price and the fair value of stock awards by using the average of the high and low prices on the grant date.

(6)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 10 in the Notes to Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2007.

	Option Awards							Stock Awards
Name	Number of Securi- ties Under- lying Unexer- cised Options Exercis- able	Number of Securi- ties Under- lying Unexer- cised Options Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Vest Date of Stock Awards
Kevin M. Goodwin	35,000	25,000	—		$40.58	02/28/13	(2)				—	—	—
	— — 31,059	— — —	— — —	$	— — 16.03	— — 04/29/13	(2)	10,000		$334,100	— — —	— — —	02/13/10	(5)
		— —	— —					20,000 25,000	$ $	668,200 835,250	— —	— —	03/01/09 04/25/10	(5) (6)

Michael J. Schuh	60,000 10,000 10,500 —	— — 7,500 —	— — — —	$ $ $	28.25 14.57 40.58 —	07/24/10 04/24/11 02/28/13 —	(3) (4) (2)	— — — 6,000		$200,460	— — — —	— — — —	— — — 03/01/09	(5)
	15,000 25,000	— —	— —	$ $	12.26 16.03	09/19/12 04/29/13	(3) (2)	— —			— —	— —	— —
								5,000		$167,050	—	—	02/13/10	(5)

Graham Cox	17,500 —	12,500 —	— —		$40.58 —	02/28/13 —	(2)	— 10,000		$334,100	— —	— —	— 03/01/09	(5)
	12,515 2,485	— —	— —	$ $	19.66 19.48	05/15/13 05/15/13	(2) (2)	— —			— —	— —	— —
								5,000		$167,050			02/13/10	(5)

Thomas Dugan	— — — 13,125	— — — 9,375	— — — —	$	— — — 40.58	— — — 02/28/13	(2)	15,000 7,500 10,000 — 5,000	$ $ $ $	501,150 250,575 334,100 — 167,050	— — — —	— — — —	07/26/08 03/01/09 04/25/09 — 02/13/10	(5) (5) (5) (5)

Kathryn Surace-Smith	— 15,750 7,500 20,000	— 11,250 — —	— — — —	$ $ $	— 40.58 10.70 16.03	— 02/28/13 10/07/12 04/29/13	(2) (3) (2)	9,000 — — —		$300,690	— — — —	— — — —	03/01/09 — — —	(5)
								5,000		$167,050	—	—	02/13/10	(5)

(1)	The fair market value at December 31, 2007 is computed based on a stock price per share of $33.41 on December 31, 2007.

(2)	All such options vest monthly from the date of grant, fully vesting in four years.

(3)	All such options vested 25% annually on the anniversary of the date of grant, fully vested in four years.

(4)	All such options vested 50% on February 1, 2000, with the remaining 50% vested on May 6, 2003.

(5)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(6)	All such restricted stock grants vest fully on the fourth anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2007:

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Kevin M. Goodwin	15,000 18,863 6,672 4,937 6,969 19,218	$ $ $ $ $ $	221,115 295,017 104,350 77,215 98,855 428,609
Michael J. Schuh	—		—
Graham Cox	—		—
Thomas Dugan	—		—
Kathryn Surace-Smith	—		—

(1)	Value is determined by subtracting the exercise price from the market value of the underlying securities at the exercise date.

PENSION BENEFITS

SonoSite does not maintain a defined benefits plan, cash balance plan or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

SonoSite does not maintain a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Senior Management Employment Agreements (the “Agreements”) with each of our named executive officers and certain other company officers. These agreements are substantially similar to each other and provide for payments and benefits (a) upon certain terminations of employment and (b) following a change in control, as described below. In addition, our 2005 Plan provides for equity acceleration upon a change in control as detailed below.

Payments upon Involuntary Termination following a Change in Control. In the event of an involuntary termination (meaning a termination of employment by SonoSite without Cause (1) or by the executive for “Good Reason” (2)) following a “Change in Control” (3), the executive is entitled to receive (a) a lump sum payment equal to twice the executive’s then current annual salary or the annual salary immediately prior to the Change in Control, whichever is higher, (b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the Change in Control or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the Change in Control, and (c) 12 months’ continued life, disability, medical, dental, and vision benefits for executive and his or her dependents. In addition, the executive is entitled to a gross-up for any change in control excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes. Receipt of severance payments is contingent on (a) compliance a 12-month non-solicit of employees (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with proprietary information agreements.

Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted shares held by executives vest in full upon a Change in Control, as that term is defined in our 2005 Plan. Under our 2005 Plan, upon a Change in Control, each outstanding unvested option will automatically vest and become exercisable and all restrictions on shares of restricted stock and restricted stock units will lapse. These acceleration provisions apply to outstanding equity awards issued to all employees.

In addition, pursuant to the Agreements, following a Change in Control our executives are guaranteed during the term of such agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control, (c) participation in all benefits programs available to similarly situated employees, but in no event benefits that are less favorable than the benefits provided prior to the Change in Control, and (d) in the event of the executive’s death or disability, up to 24 months’ continued welfare benefits for executive and executive’s dependents, as applicable. If a change in control were to have occurred on December 31, 2007, Mr. Goodwin would be guaranteed an annual base salary of $450,000, annual bonus opportunity of $211,421, and benefits with an annual value of approximately $12,807, Mr. Schuh would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $77,373, and benefits with an annual value of approximately $16,928, Mr. Cox would be guaranteed an annual base salary of $290,000, annual bonus opportunity of $86,568, and benefits with an annual value of approximately $10,250, Mr. Dugan would be guaranteed an annual base salary of $275,000, annual bonus opportunity of $60,500, and benefits with an annual value of approximately $17,414, and Ms. Surace-Smith would be guaranteed an annual base salary of $220,000, annual bonus opportunity of $75,674, and benefits with an annual value of approximately $8,106.

Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a Change in Control occurs, however, each Agreement will expire two years after the Change in Control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a Change in Control, by us upon 30 days’ prior written notice, so long as a Change in Control does not occur prior to the termination date set forth in the notice; (b) prior to a Change in Control, by the executive upon 30 days’ prior written notice, whether or not a change in control occurs prior to the termination date set forth in the notice; and (c) after a Change in Control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

The table below shows the value of payments and benefits our executives are entitled to receive upon certain terminations of employment or in the event of a Change in Control.

Post Termination or Change in Control Incremental Value Transfer
		Change in Control (7)	Involuntary Termination Related to Change in Control (8)	Death or Disability Following a Change in Control
Kevin M. Goodwin	Salary	$0	$900,000	$0
	Bonus	$0	$585,000	$0
	Benefits	$0	$12,807	$17,068
	Equity Acceleration (4)	$1,851,850	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$1,851,850	$1,497,807	$17,068

Michael J. Schuh	Salary	$0	$440,000	$0
	Bonus	$0	$198,000	$0
	Benefits	$0	$16,928	$27,378
	Equity Acceleration (4)	$370,370	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$370,370	$654,928	$27,378

Graham Cox (6)	Salary	$0	$580,000	$0
	Bonus	$0	$348,000	$0
	Benefits	$0	$10,250	$11,754
	Equity Acceleration (4)	$505,050	$0	$0
	Tax Gross-Up (5)	$0	$351,668	$0
	Total	$505,050	$1,289,918	$11,754

Tom Dugan	Salary	$0	$550,000	$0
	Bonus	$0	$330,000	$0
	Benefits	$0	$17,414	$27,019
	Equity Acceleration (4)	$1,262,475	$0	$0
	Tax Gross-Up (5)	$0	$372,632	$0
	Total	$1,262,475	$1,270,045	$27,019

Kathryn Surace-Smith	Salary	$0	$440,000	$0
	Bonus	$0	$198,000	$0
	Benefits	$0	$8,106	$9,752
	Equity Acceleration (4)	$471,380	$0	$0
	Tax Gross-Up (5)	$0	$0	$0
	Total	$471,380	$646,106	$9,752

(1)	“Cause” is generally defined under the Agreements as (a) willful misconduct on the part of the executive that has a materially adverse effect on SonoSite and its subsidiaries, taken as a whole, (b) the executive engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against SonoSite or involving substance abuse, fraud or moral turpitude, or which would materially compromise SonoSite’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of SonoSite, or (c) unreasonable refusal by the executive to perform the duties and responsibilities of his or her position in any material respect.

(2)

“Good Reason” is generally defined under the Agreements as, without the executive’s express written consent, (a) (i) the assignment to the executive of duties, or limitation of executive’s responsibilities, inconsistent with executive’s title, position, duties, responsibilities and status with SonoSite or any subsidiary as such duties and responsibilities existed immediately prior to the date of the change in control, or, (ii) removal of the executive from, or failure to re-elect the executive to, executive’s positions with

SonoSite or any subsidiary immediately prior to the change in control, except in connection with the involuntary termination of the executive’s employment by SonoSite for cause or as a result of the executive’s death or disability, (b) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s annual base salary, as reflected in payroll records for the pay period immediately prior to the change in control, (c) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s salary and benefits, (d) the relocation of the principal place of the executive’s employment to a location that is more than twenty-five miles further from the executive’s principal residence than such principal place of employment immediately prior to the change in control, or (e) the breach of any material provision of the executive’s Agreement by SonoSite, including, without limitation, failure by SonoSite to bind any successor to the agreement.

(3)	“Change in Control” is generally defined under the Agreements as any of the following: (a) any merger or consolidation in which SonoSite shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction, (b) the sale of all or substantially all of SonoSite’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of SonoSite by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (d) the dissolution or liquidation of SonoSite, (e) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (f) any other event specified by the Board.

“Change in Control” is generally defined under the 2005 Plan as any of the following: (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction), (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity, (d) the dissolution or liquidation of the Company, (d) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (e) any other event specified by the board or a committee.

(4)	Amount reflects $33.67 minus the exercise price for stock options and $33.67 for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award.

(5)	The following assumptions were used for purposes of calculating the Section 280G/4999 tax gross-up: (1) a December 31, 2007 change in control and termination of employment, (2) 3.84% and 4.09% short- and mid-term present value factors, (3) a 4.7% risk free rate, (4) 38% stock option volatility, (5) 90-day remaining life on stock options, (6) all payments made in 2007 are assumed to have been made in the ordinary course of business, (7) executives waived vesting acceleration with respect to stock options with an exercise price greater than $33.67 (underwater stock options), and (8) payments and benefits are subject to a 36.45% tax (combined federal and state). In addition, the gross-up calculation may ignore many personal income tax adjustment items such as deduction phase-outs and effect of alternative minimum taxation.

(6)	Mr. Cox was not a U.S. taxpayer prior to 2007. For purposes of calculating the Section 280G value of payments and benefits he is entitled to receive before being subject to excise taxation under Section 4999, we multiplied his total compensation (generally base salary plus bonuses paid) for each applicable year by the US$ exchange rate on December 31 of the same year.

(7)	In the event of a Change in Control, executives are guaranteed minimum payments and benefits set forth above under “Payments Upon Change in Control.”

(8)	In the event of an “Involuntary Termination Related to Change in Control,” executives previously would have received the equity acceleration set forth under “Change in Control.” The tax gross-up associated with the value of the equity acceleration shown under “Change in Control,” if any, is included in the tax gross-up in this column. No executive would be paid a gross-up solely because of the occurrence of acceleration of outstanding equity awards due to a Change in Control.

NON-EMPLOYEE DIRECTOR COMPENSATION

SonoSite uses a combination of cash and stock-based incentive compensation to compensate its board members.

Cash Compensation

Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $20,000 plus $1,000 per day for each board of directors meeting attended in person and $500 for each board meeting attended by telephone. Additionally, annual retainers are paid for the following committee chairs: audit committee: $10,000, compensation committee: $6,000, nominating and corporate governance committee: $2,000 and innovation and technology committee: $2,000. Annual retainers are paid for serving as members of the board committees as follows: audit committee: $5,000, compensation committee: $3,000, nominating and corporate governance committee: $1,000 and innovation and technology committee: $1,000. Any nonemployee director serving as chairperson of the board is paid an additional annual retainer of $20,000. We also reimburse directors for reasonable expenses they incur in attending meetings of the board.

Stock Option Program

Directors are eligible to receive options to purchase shares of our common stock under our 1998 Plan and 2005 Plan. Each nonemployee director, including the chairperson, automatically receives an option to purchase 15,000 shares of our common stock on the date of his or her initial election or appointment as director. Each nonemployee director, including the chairperson, thereafter receives an option to purchase 10,000 shares of our common stock immediately following the next year’s annual meeting of shareholders (provided such director did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director serves on our board. All options have an exercise price equal to the fair market value of the common stock on the date of grant. Options vest in full and become exercisable 12 months after the date of grant, assuming a director’s continued service on our board of directors during this time. Options granted under the 1998 Plan expire on the tenth anniversary of the date of grant and options granted under the 2005 Plan expire on the seventh anniversary of the date of grant. Under the 1998 and 2005 Plans, upon a change in control, each outstanding unvested option will automatically vest and become exercisable in full.

Stock Ownership Guidelines

In February 2008, the board of directors approved stock ownership guidelines for directors, which encourages directors to own 2,000 shares of company stock by December 31. 2008.

The following table summarizes director compensation during the fiscal year:

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Kirby L. Cramer	$52,400	—	$135,607	N/A	N/A	—	$188,007

Carmen L. Diersen	$35,500	—	$135,607	N/A	N/A	—	$171,107

Edward V. Fritzky	$35,000	—	$135,607	N/A	N/A	—	$170,607

Steven R. Goldstein, M.D.	$32,500	—	$135,607	N/A	N/A	—	$168,107

Paul V. Haack	$41,000	—	$107,634	N/A	N/A	—	$148,634

Robert G. Hauser, M.D.	$37,000	—	$135,607	N/A	N/A	—	$172,607

William G. Parzybok	$37,000	—	$135,607	N/A	N/A	—	$172,607

Jeffrey Pfeffer	$33,500	—	$135,607	N/A	N/A	—	$169,107

Jacques Souquet, Ph.D.	$34,000	—	$135,607	N/A	N/A	—	$169,607

(1)	Kevin Goodwin, SonoSite’s president and chief executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Goodwin as an employee is shown in the Summary Compensation Table.

(2)	The amounts included in the “Option Awards” column represent the compensation cost recognized by the company in 2007 related to stock option awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE REPORT

The information contained in the following report of the audit committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee of the board of directors for 2007 was composed of Paul V. Haack (chairperson), Carmen L. Diersen, Edward V. Fritzky and William G. Parzybok, Jr. Our board of directors has determined that all audit committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The audit committee operates under a written charter, adopted by the board of directors on October 21, 2002, and revised most recently on October 24, 2006. We are in compliance with the listing standards of the NASDAQ Stock Market on audit committee charters and composition.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the Company’s consolidated financial statements and an opinion on the effectiveness of the Company’s internal controls over financial reporting based on the audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent registered public accounting firm.

In this context, the audit committee has met and held discussions with management and KPMG. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and KPMG. The audit committee met with representatives of KPMG, without management present, to discuss the results of its audit, the evaluation of our internal controls and the overall quality of our financial reporting. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication With Audit Committees”.

The audit committee also reviewed with KPMG the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with KPMG’s independence. During 2007, the audit committee pre-approved all audit and non-audit services provided by KPMG.

Based on the audit committee’s discussion with management and KPMG and its review of the representation of management and the report of KPMG to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

The foregoing report is provided by the following directors, who constitute the audit committee:

Audit Committee

PAUL V. HAACK (chairperson)

CARMEN L. DIERSEN

EDWARD V. FRITZKY

WILLIAM G. PARZYBOK, JR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 1, 2008, for:

•	each person or group that we know owns more than 5% of the common stock,

•	each of our directors,

•	each of our executive officers named in the summary compensation table, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 1, 2008, 16,776,077 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Option Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned
BlackRock, Inc. (2)	1,920,831	—	10.3%
40 East 52nd Street
New York, NY 10022
Lord, Abbett & Co. LLC (2)	1,411,126	—	7.8%
90 Hudson St
Jersey City, NJ 07302
Capital World Investors (2)	1,331,100	—	7.4%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Wells Fargo & Company (2)	1,245,266	—	6.9%
420 Montgomery Street
San Francisco, CA 94163
OrbiMed Advisors LLC (2)	1,204,700	—	6.7%
767 3rd Avenue, 30th Floor
New York, NY 10017
Kevin M. Goodwin	121,807	72,725	1.1%
Michael J. Schuh	11,000	122,500	*
Jacques Souquet, Ph.D.	21,721	80,000	*
William G. Parzybok, Jr.	6,500	80,000	*
Edward V. Fritzky	1,000	77,500	*
Steven R. Goldstein, M.D.	600	70,000	*
Kirby L. Cramer (3)	2,000	65,000	*
Kathryn Surace-Smith	15,159	46,250	*
Thomas Dugan	37,500	15,625	*
Graham D. Cox	15,000	35,833	*
Robert G. Hauser, M.D.	1,000	35,000	*
Paul V. Haack	1,000	15,000	*
Jeffrey Pfeffer Ph.D.	—	80,000
Carmen L. Diersen	—	25,000	*
All directors and named executive officers as a group (14 people)	234,287	820,433	5.9%

*	Less than one percent.

(1)	Consists of shares subject to options exercisable within 60 days of February 1, 2008.

(2)	Based on publicly available information as of December 31, 2007.

(3)	Includes 2,000 shares held by Mr. Cramer’s spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company recognizes that transactions between the company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Nevertheless, the company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the company. Therefore, pursuant to the requirements of its charter, the audit committee of the board of directors reviews and, if appropriate, approves or ratifies any such transactions in which the company is or will be a participant, and in which any of the company’s directors or executives had, has or will have a direct or indirect material interest. The committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

Change in Control Agreements With our Executive Officers. We have entered into change in control agreements with our named executive officers. See “Potential Payments Upon Termination or Change In Control.”

Indemnification Agreements. Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act. In addition, our articles provide the company with the authority to purchase director and officer liability insurance to meet these obligations. We currently provide such insurance and intend to maintain it.

In addition, we have entered into indemnification agreements with our directors and key executives, including our named executive officers. These agreements require SonoSite to advance fees and expenses incurred by a director or officer in defense of a legal proceeding brought against him or her as a result of actions performed as a director or officer. The advancement of such costs is conditioned upon the director or officer providing to SonoSite an undertaking stating that such costs will be repaid to SonoSite if there is a final adjudication by a court that the individual is not entitled to such indemnification. The agreement obligates SonoSite to pay any damages, losses, and claims resulting from such legal proceeding, with the exception of actions, claims or proceedings (i) in which the director or officer is adjudged liable to SonoSite; (ii) in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer (for example, insider trading and short swing trading under Section 16); (iii) in which the director or officer is adjudged to have engaged in intentional misconduct or a knowing violation of law; and (iv) if SonoSite is otherwise prohibited by applicable law from paying such indemnification.

Related Party Transactions. In January 2007, we accepted 4,560 shares of common stock valued at approximately $133,000 along with cash from our president and chief executive officer as payment of the exercise price for 19,218 stock options pursuant to the terms of the 1998 Plan. The shares were valued at the closing stock price on the date of the transaction.

In August 2007, we hired the son-in-law of one of our independent directors, Jacques Souquet, as our vice president, corporate development. His total compensation exceeds $120,000 per fiscal year. However, he does not qualify as an executive officer under either Nasdaq rules or for Section 16 reporting purposes. Although the board determined that Dr. Souquet still qualifies as an independent director, he agreed to step down as a member of the Compensation Committee at the end of 2007 to avoid any appearance of conflict in evaluating executive compensation plans that include his son-in-law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2007 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as set forth in this paragraph. Due to an administrative error, one Form 4 reporting a purchase of common stock for Dr. Hauser on March 5, 2007, was inadvertently filed four days late.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been recommended by the audit committee of the board of directors for reappointment as our independent registered public accounting firm. KPMG LLP has been our independent registered public accounting firm since 1998. The firm is registered with the Public Company Accounting Oversight Board. The board of directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SonoSite and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 2.

FEE DISCLOSURES

The following chart shows the aggregate KPMG LLP fees for professional services in the named categories for the years ended December 31, 2007 and December 31, 2006:

	Fiscal Year 2007	Fiscal Year 2006
Audit fees (1)	$1,360,000	$1,051,000
Audit-related fees (2)	$—	$24,000
Tax fees (3)	$12,000	$49,000
All other fees (4)	$—	$1,000

Total	$1,372,000	$1,125,000

(1)	Audit fees consisted of professional services rendered in connection with the audit of SonoSite’s annual financial statements, audit of SonoSite’s internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the consolidated financial statements included in SonoSite’s quarterly reports on Form 10-Q, fees for the statutory audit of the U.K. subsidiary and professional services rendered in connection with documents filed with the SEC.

(2)	Audit-related fees consisted of professional services rendered in connection with the audit of SonoSite’s 401(k) benefit plan.

(3)	Tax fees consisted of consultations on various tax matters.

(4)	All other fees consisted primarily of tax compliance assistance to expatriate employees in various countries in 2006.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The audit committee’s charter provides that the committee meets and pre-approves all audit services and all permissible non-audit services to be performed for SonoSite by its independent registered public accounting firm. Our audit committee has determined that KPMG LLP’s rendering of all other non-audit services is compatible with maintaining auditor independence.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SONOSITE, INC.

2005 STOCK INCENTIVE PLAN

We are seeking the approval of our shareholders of the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan (as amended and restated, the “Plan”), including an increase in the number of shares of common stock reserved for issuance and an extension of the overall term of the Plan. In addition, in order to extend the period of time during which we may grant certain awards that may qualify as “performance-based compensation” under applicable federal income tax rules to certain of our executive officers, we also seek shareholder re-approval of the performance goals that we may apply to such Plan awards.

The 2005 Stock Incentive Plan was initially adopted by our Board of Directors on February 9, 2005 and approved by our shareholders on April 26, 2005. The Plan allows us to grant to our employees, directors, and consultants stock options and other equity awards (“stock awards”) including stock units, as well as cash awards designed to comply with certain federal tax rules as described below. All equity awards granted under the Plan will be granted with respect to shares of our common stock. The amended and restated Plan will become effective upon the date of shareholder approval.

As of December 31, 2007, there were 1,439,202 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $25.88, and with a weighted average remaining life of 4.97 years. There were a total of 485,300 shares subject to outstanding restricted stock unit awards that remain subject to forfeiture. As of December 31, 2007 there were 461,325 shares available for future issuance under the Plan. If the shareholders approve this Proposal No. 3, we will no longer grant any equity awards under our other active equity compensation plans which as of December 31, 2007 had an aggregate of 214,221 shares still available for issuance thereunder.

A copy of the Plan is attached as Appendix A to the version of this proxy statement filed with the SEC, available through the SEC website at www.sec.gov. In order to facilitate consideration of this Proposal No. 3 by our shareholders, the material terms of the Plan are summarized below. The description of the Plan included in this Proposal No. 3 may not contain all of the information about the Plan that is important to you and we recommend that you read the full text of Appendix A in connection with your review of this Proposal.

Vote Required

Approval of the Plan requires the affirmative vote of a majority of the shares of SonoSite common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Plan Amendments

On March 5, 2008, the Board of Directors approved and we now seek shareholder approval of the following amendments:

•

Increase in shares reserved under the Plan—We have amended the Plan to increase the aggregate number of shares that may be issued under the Plan by 1,800,000 shares, from 1,300,000 to 3,100,000 shares. If the shareholders approve this Proposal No. 3, we will no longer grant any equity awards under our other active equity compensation plans, which as of December 31, 2007 had an aggregate of 214,221 shares still available for issuance thereunder.

We note that in amending the Plan to increase the share reserve, our Board of Directors has also amended the ratio of shares that will be deducted from the share reserve in connection with the issuance of shares pursuant to stock awards (so-called “full value awards”). Prior to the amendment and restatement of the Plan, this ratio provided that for each share issued pursuant to a stock award, 1.65 shares will be deducted from the share reserve. We have amended the Plan to provide that, subject to shareholder approval of this Proposal, this ratio will be increased to 2.5 shares so that for each share issued pursuant to a stock award, 2.5 shares shall be deducted from the share reserve. The number of shares that will be deducted from the share reserve as a result of the issuance of a share pursuant to a stock option remains at one share.

One of the important factors that we consider in administering our equity compensation program is our “burn rate,” meaning the number of shares that we utilize under the Plan each year. In connection with our seeking shareholder approval of this Proposal No. 3, we have concluded that it is our intent to maintain an average annual equity burn rate over the next three fiscal years (2008-2010) not exceeding 4.57% of the weighted average number of shares outstanding in each fiscal year (measured on a three-year average basis).

•

Extension of the term of the Plan—Currently, the Plan terminates in 2015 unless we obtain shareholder approval to extend the term. We now seek shareholder approval to extend the term of the Plan through the tenth anniversary of the date of shareholder approval of this Proposal (we anticipate that this date will be April 22, 2018).

•

Approval of Code Section 162(m) performance criteria—We are seeking shareholder re-approval of the Plan’s performance criteria that may be used in connection with the granting of stock awards and cash awards that we intend to qualify as performance-based compensation under Internal Revenue Code Section 162(m). These criteria, which we refer to as “Qualifying Performance Criteria” as set forth below in “Section 162(m) Considerations” have not been changed since the original adoption of the Plan in 2005. We desire to renew the shareholder approval for these purposes to extend the period during which such Plan awards when made to certain officers may be fully deductible by us for federal income tax purposes in accordance with Section 162(m). The shareholder approval of this aspect of the Plan currently continues until April 26, 2010 (the fifth anniversary of original shareholder of the Plan in 2005). By obtaining renewed shareholder approval at this time, the Section 162(m) qualification of this aspect of the Plan will continue until the fifth anniversary of shareholder approval of this Proposal (we anticipate that this date will be April 22, 2013).

•

Increase the per-year limit on the number of shares that may be granted to any single employee—We have amended the Plan and are now seeking shareholder approval to increase the maximum number of shares that may be granted to an individual, in any calendar year, pursuant to options or other stock awards from 250,000 shares to 1,000,000 shares, except that, in connection with his or her initial employment with SonoSite, an employee may be granted awards covering up to an additional 1,000,000 shares. This share limit, which we refer to as the Plan’s “162(m) Share Limit,” is required under the Section 162(m) rules, which are described below in “Section 162(m) Considerations.”

If our shareholders do not approve this Proposal No. 3, then the Plan will terminate in 2015, we will not increase either the share reserve available or the 162(m) Share Limit, we will retain the existing ratio of shares that will be deducted for each stock award share issued at 1.65/1.0, and, beginning on April 26, 2010, stock awards and cash awards granted under the Plan will not be eligible to qualify as performance-based compensation under the Section 162(m) rules (and so we may have no way to make such awards fully deductible).

Overview of Material Terms of Plan

In addition to the features described above, the Plan has a number of special terms and limitations, including:

•

subject to certain restrictions contained in the Stock Plan, employees (including officers), consultants and members of our board of directors (including non-employee or outside directors) are eligible to participate in the Stock Plan;

•	the per-share exercise price of stock options granted under the Stock Plan must equal at least the fair market value of a share of our stock on the grant date of the option;

•

the exercise price of an option may not be reduced (repriced) without shareholder approval (other than in connection with a change in SonoSite’s capitalization, such as a stock split, stock dividend or similar transaction);

•

shares subject to an award that are surrendered to SonoSite in payment of the exercise price or withholding taxes due in connection with the award will not become available for re-issuance under the Stock Plan, while shares subject to awards that are canceled, forfeited or expired without the shares subject thereto being issued will become available for re-issuance under the Stock Plan; and

•	shareholder approval is required for certain types of amendments to the Stock Plan.

General Plan Terms

Types of Awards. The Stock Plan permits us to issue stock options (both incentive stock options designed to comply with Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including stock units), and cash awards. The purpose of granting awards under the Stock Plan is to compensate eligible service providers for their contributions to our business, encourage ownership in SonoSite by key personnel whose long-term employment is considered essential to SonoSite’s continued progress and thereby align participants’ and shareholders’ interests.

Administration. The Stock Plan may be administered by the Board or by a committee appointed by the Board (as applicable, the “Administrator”). We anticipate that the Stock Plan will continue to be administered by the compensation committee of our Board; however, with respect to grants to certain non-officer employees, the Administrator may from time to time delegate its authority to one or more officers of the Company. In any event, we will administer the Stock Plan in accordance with applicable law including with applicable Nasdaq listing standards.

Eligibility. Awards may be granted under the Stock Plan to SonoSite employees (including officers), consultants and members of our board of directors (including non-employee or outside board members). Incentive stock options may be granted only to employees of SonoSite or its subsidiaries. The Administrator, in its discretion, selects the employees to whom stock options and other stock awards, as well as cash awards, may be granted, the time or times at which such awards are granted, and the terms of such awards. As of December 31, 2007, there are approximately 656 employees, directors and consultants, including five executive officers, eligible to receive discretionary awards under the Stock Plan.

Section 162(m) Considerations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s Chief Executive Officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from this deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and other equity awards pursuant to which the recipient’s compensation is based solely on the appreciation of the value of the underlying shares from the date of grant until the date of the income recognition event may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Specifically, the plan must be shareholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period (the “162(m) Share Limit”. Accordingly, the Stock Plan has provided that no employee may be granted more than 250,000 shares in any calendar year, except that an employee may be granted awards covering up to an additional 250,000 shares during the year in which the employee’s service to SonoSite commences; however, as described above, we are seeking to increase the Plan’s 162(m) Share Limit to no more than 1,000,000 shares in any calendar year, except that an employee may be granted awards covering up to an additional 1,000,000 shares during the year in which the employee’s service to SonoSite commences.

The Stock Plan also provides that SonoSite may grant cash awards designed to qualify as performance-based compensation and specifies that the maximum amount payable under a cash award to any employee during a single calendar year is $5,000,000 (the “Section 162(m) Cash Limit”).

Additional requirements apply to certain forms of compensation, such as restricted stock awards, stock units and cash awards, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of such awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code. The Stock Plan permits SonoSite to issue awards incorporating such performance objectives and provides that these performance objectives (“Qualifying Performance Criteria”) may be based upon:

cash flow, earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, growth in earnings or earnings per share, stock price, return on equity or average shareholders’ equity, total shareholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, contract awards or backlog, overhead or other expense reduction, growth in shareholder value relative to the moving average of the S&P 500 Index or SonoSite’s peer group index, credit rating, strategic plan development and implementation, improvement in workforce diversity, and such other similar criteria as may be determined by the Committee.

To the extent that the Administrator determines that an award will be granted subject to Qualifying Performance Criteria, such criteria will be specified with respect to a particular award by our board’s Compensation Committee in a manner designed to comply with Section 162(m). These criteria may be applied to SonoSite as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the award agreement.

Assuming that our shareholders approve this Proposal No. 3, we will be required under Section 162(m) to seek stockholder approval of the Plan’s Qualifying Performance Criteria again in 2013. The Plan also allows our Board or Compensation Committee to grant Plan awards that do not comply with the Section 162(m) requirements at any time, as well as to grant awards outside of the Plan (to the extent otherwise permitted under applicable law).

Plan Characterization. The Stock Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets. Subject to any required action by SonoSite’s shareholders, (1) the number and kind of shares covered by each outstanding award, (2) the price per share subject to each outstanding award and (3) the share limitations as set forth in the Stock Plan (including those established under Section 162(m)), will each be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of SonoSite’s stock, or any other increase or decrease in the number of issued shares of SonoSite’s stock effected without receipt of consideration by SonoSite.

In the event of a liquidation or dissolution and unless otherwise determined by the Administrator, any unexercised options or other stock awards pursuant to which shares have not yet been issued will terminate.

The grant documentation under the 2005 Plan specifies that in the event of a change in control of SonoSite, as defined in the Stock Plan and determined by the Administrator, stock options and stock awards shall become fully vested and exercisable, effective as of immediately prior to and contingent upon consummation of the change in control. If not specified in a grant agreement, the Administrator, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options and terminate any restrictions on stock awards or cash awards, or cancel awards for a cash payment to the awardee.

Nontransferability of Awards. Unless otherwise determined by the Administrator, awards granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee. The Administrator will have the sole discretion to permit the transfer of an award to family members and other persons and entities permitted under the rules applicable to the Form S-8 registration statement (as now or hereafter in effect, or to any successor form); however, the transferability of incentive stock options is restricted under the Code. Further, the Plan provides that SonoSite shall not implement a program whereby outstanding options or stock awards are transferred or exchanged for consideration (although the Company may permit such transfers or exchanges on an individual awardee basis in connection with employment or severance arrangements).

New Plan Benefits. Because benefits under the Stock Plan will depend on the Administrator’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by employees, officers, directors, and consultants if the Stock Plan is approved by the shareholders.

Amendment and Termination of the Stock Plan. The Board may amend, alter or suspend the Stock Plan, or any part thereof, at any time and for any reason. However, SonoSite will obtain shareholder approval for any amendment to the Stock Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by SonoSite shareholders, no such amendment shall be made that would: (1) materially increase the maximum number of shares available for issuance under the Stock Plan (other than an increase pursuant to a change in SonoSite’s capitalization such as a stock split or recapitalization), (2) reduce the minimum exercise price with which options may be granted under the Stock Plan, (3) reduce the exercise price of outstanding options, or (4) change the class of persons eligible to receive awards under the Stock Plan. No such action by the Board or shareholders may alter or impair any award previously granted under the Stock Plan without the written consent of the participant (except for certain changes specified in the Stock Plan). Unless terminated earlier, the Stock Plan shall terminate ten years from the date of its approval by the shareholders under this Proposal No. 3.

Summary of Options, Stock Awards and Cash Awards

Options. Each option is evidenced by a stock option agreement between SonoSite and the optionee and is subject to the following additional terms and conditions. The Stock Plan allows the Administrator broad discretion to determine the terms of individual options.

Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of options granted under the Stock Plan may not be less than 100% of the fair market value of the common stock on the date such option is granted (incentive stock options granted to employees who are also 10% shareholders must have an exercise price equal to 110% of the fair market value of the stock on the date of grant). SonoSite may grant options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition by SonoSite of another company.

In connection with the amendment and restatement of the Plan, we have amended the definition of “fair market value” of our common stock to provide that fair market value will generally be the closing price of a share of common stock as quoted on Nasdaq on the applicable date. Whether or not shareholders approve this Proposal No. 3 and accept the amendment and restatement of the Plan as described in the proxy statement, we will retain this amendment of the Plan. As of December 31, 2007, the closing price of common stock was $33.67 per share.

No option may be repriced to reduce the exercise price of such option without shareholder approval (except in connection with a change in SonoSite’s capitalization, such as a stock split or a recapitalization).

Exercise of Option; Form of Consideration. The Administrator determines when options become vested and exercisable, and in its discretion may accelerate the vesting and/or exercisability of any outstanding option. Initial options granted to new employees generally vest and become exercisable as to 25% on the one-year anniversary of the date of hire, and then vest approximately 2% monthly thereafter, with the options becoming

100% vested and exercisable four years from the employee’s date of hire. Option grants made to employees who have been employed by SonoSite for at least one year and have already received an initial option grant, generally vest approximately 2% per month, commencing one month from the date of grant, with 100% vested and exercisable four years from the date of grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Stock Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of SonoSite (with some restrictions), broker assisted same-day sales, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. The term of an option may be no more than seven years from the date of grant (or up to ten and one-half years in certain jurisdictions outside of the United States). No option may be exercised after the expiration of its term.

Termination of Employment. If an optionee’s employment terminates for any reason (other than as described below), then all unvested options held by the optionee under the Stock Plan generally will terminate immediately upon the optionee’s termination; provided that the Administrator may in the stock option agreement specify a period of time (but not beyond the expiration date of the option) following the optionee’s termination during which the optionee may exercise the option as to shares that were vested and exercisable as of the optionee’s termination date. (With respect to outstanding options, the exercise period has been thirty days following the optionee’s termination for options granted prior to February 8, 2001 and ninety days following the optionee’s termination for options granted on or after February 8, 2001).

Death or Disability. Generally, if an optionee’s employment terminates as a result of optionee’s death or disability, then all options that are vested and exercisable as of the date of termination may be exercised for one year following the date of termination due to optionee’s death or disability, provided that no option may be exercised after the expiration of its term.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan, as may be determined by the Administrator.

Stock Awards. Each stock award is evidenced by an award agreement between SonoSite and the participant. The Stock Plan allows the Administrator broad discretion to determine the terms of individual stock awards.

General Terms. Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria (including the Qualifying Performance Criteria), if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Stock Plan, as may be determined from time to time by the Administrator. Shares may be granted under the Stock Plan as stock awards or stock units without requiring the participant to pay the Company an amount equal to the fair market value of the Common Stock as of the award grant date in order to acquire the award shares.

Vesting. The vesting of a stock award may (but need not) be subject to performance criteria (including Qualifying Performance Criteria), continued service of the participant, other market conditions or a combination of these conditions. The Administrator has the authority to accelerate vesting of an outstanding stock award.

Termination of Employment. In the case of stock awards, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will generally provide that the unvested stock or stock units will be forfeited upon the participant’s termination of employment for any reason.

Current Grant Practices. Since the Plan’s original adoption, we have granted stock units that typically vest over a three year period. Because these awards have time-based vesting, to the extent granted to our executive officers, they might not be fully deductible under Section 162(m).

Cash Awards. Cash awards granted under the Stock Plan will generally be made to individuals who are, or who the Company anticipates may be, one of our five most highly compensated officers (such individuals being those employees whose compensation may not be fully deductible by SonoSite under Code Section 162(m) if it exceeds with respect to a given year the limits imposed by that section). Each cash award granted under the Stock Plan will be subject to Qualifying Performance Criteria and will be reflected in an agreement containing provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the Qualifying Performance Criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the Stock Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a cash award that is settled for cash may be a multiple of the target amount payable. The Plan’s 162(m) Cash Limit (the maximum amount payable pursuant to a cash award granted under the Stock Plan for any fiscal year to any single employee) may not exceed U.S. $5,000,000. Nothing in the Stock Plan prevents the Company from granting cash awards outside of the Stock Plan to any individual.

Since its original adoption, we have not granted cash awards under this Plan. Rather we have granted cash awards to our executive officers and other employees under our annual cash incentive award programs outside of the Plan. Because cash awards made under these other annual incentive award programs are not structured in a manner to qualify as performance-based compensation under Section 162(m), amounts paid to certain of our executive officers under these programs may not be fully deductible. We desire to have the Plan fully qualified under Section 162(m) so that, should we decide to commence granting cash awards on a Section 162(m) qualified basis, we would be able to do so.

Federal Income Tax Consequences of Options, Stock Awards and Cash Awards under the Stock Plan

The following is only a summary of the effect of U.S. federal income taxation upon awardees and SonoSite with respect to the grant and exercise of awards under the Stock Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and a deduction is not taken by SonoSite. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock award is also governed by Section 83 of the tax code. Generally, no taxes are due when an unvested restricted stock award is initially made, but the award becomes taxable when it is no longer subject to a

“substantial risk of forfeiture” (when it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold (with rates depending upon how long the shares have been held prior to the sale or disposition). Unless limited by Code Section 162(m), SonoSite is entitled to a deduction in the same amount as and at the time the awardee recognizes ordinary income.

The American Jobs Creation Act of 2004 added Section 409A to the tax code, generally effective January 1, 2005. The IRS has issued proposed and final regulations that, in part, give employers until the end of 2008 to effect written Section 409A implementation in almost all circumstances. The Plan is required to be operationally compliant effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. While Section 409A may affect the timing of our withholding obligations, it does not affect our ability to deduct deferred compensation. Section 409A generally would not apply to stock options granted under the Plan. It may apply to stock units granted under the Plan. The Plan allows for us to adopt deferral programs with respect to Plan awards.

Upon payment of amounts under a cash award granted under the Plan, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by SonoSite. Unless limited by Section 162(m) of the Code, SonoSite will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.

See “Compensation Discussion & Analysis” above for a further discussion of certain 162(m) matters affecting our equity compensation programs.

Accounting Treatment

SonoSite will recognize compensation expense in connection with awards granted under the Plan as required under applicable accounting standards, including under Statement of Financial Accounting Standards No. 123(R). SonoSite currently recognizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No. 3.

OTHER BUSINESS

The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2009 annual meeting must be received by us no later than November 21, 2008 (the anniversary date of this year’s proxy mailing minus 120 days).

Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no later than January 21, 2009 (90 days prior to the date of the 2009 annual meeting). If our 2009 annual meeting is scheduled for a date earlier than the first Tuesday in May, however, such notice must be given within ten days after our first public disclosure of the scheduled meeting date. Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2007 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904, (425) 951-1200.

By Order of the Board of Directors

KATHRYN SURACE-SMITH

Vice President, General Counsel and

Corporate Secretary

Bothell, Washington

March 14, 2008

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the annual meeting.

Appendix A

SONOSITE, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

(as amended and restated April 22, 2008)

ARTICLE I – GENERAL PLAN ADMINISTRATION

1.	Purposes of the Plan.

The purpose of this Plan is to encourage ownership in SonoSite, Inc., a Washington corporation (the “Company”), by key personnel whose long-term employment or other service relationship with the Company is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success.

2.	Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Article I, Section 4 of the Plan.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Cash Award, Stock Award or Option granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee, Consultant or Director of the Company or any Affiliate who has been granted an Award under Article II of the Plan.

(f) “Award Agreement” means a Cash Award Agreement, Stock Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Award” means a bonus opportunity awarded under Article II, Section 6 pursuant to which an Awardee may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(i) “Change in Control” means any of the following, unless the Administrator provides otherwise:

i. any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

ii. the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

iii. the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

iv. the dissolution or liquidation of the Company,

v. a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director, or

vi. any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended.

(k) “Committee” means the Compensation Committee of the Board or a committee of Directors appointed by the Board in accordance with Article I, Section 4 of the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means SonoSite, Inc., a Washington corporation, or its successor.

(n) “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

(o) “Conversion Award” has the meaning set forth in Article I, Section 4(b)(xi) of the Plan.

(p) “Director” means a member of the Board.

(q) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an Employee. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(r) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

i. If, on such date, the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing price on such date of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the stock is so quoted instead) as quoted on such exchange or market system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion; or

ii. If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse.

(t) “Grant Date” means the date upon which an Award is granted to an Awardee pursuant to this Plan.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Nasdaq” means the Nasdaq National Market.

(w) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a right granted under Article II, Section 2 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(z) “Plan” means this Sonosite, Inc. Amended and Restated 2005 Stock Incentive Plan.

(aa) “Qualifying Performance Criteria” shall have the meaning set forth in Article II, Section 7(b) of the Plan.

(bb) “Share” means a share of the Common Stock, as adjusted in accordance with Article I, Section 7 of the Plan.

(cc) “Stock Award” means an award or issuance of Shares or Stock Units made under Article II of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(dd) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(ee) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ff) “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(gg) “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a) Aggregate Limits. Subject to the provisions of Article I, Section 7 of the Plan, the aggregate number of Shares that may be issued pursuant to Awards granted under Article II of the Plan is 3,100,000 Shares (the “Award Pool”). Shares subject to Awards that are cancelled, expire or are forfeited shall be available for re-grant under the Plan. If an Awardee pays the exercise or purchase price of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall not become available for re-issuance thereafter under the Plan. In addition, for purposes of calculating the number of Shares that remain available in the Award Pool, for each Share issued to an Awardee pursuant an Option, one Share shall be deducted from the Award Pool, and for each Share issued to an Awardee pursuant to a Stock Award, 2.5 Shares shall be deducted from the Award Pool. The Shares issued pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) Share Limit. Subject to the provisions of Article I, Section 7 of the Plan, the aggregate number of Shares subject to Awards granted under Article II of this Plan during any calendar year to any one Awardee shall not exceed 1,000,000, except that in connection with his or her first commencing service with the Company or an Affiliate, an Awardee may be granted Awards covering up to an additional 1,000,000 Shares during the year in which such service commences. Notwithstanding anything to the contrary in the Plan, the limitation set forth in this Article I, Section 3(b) shall be subject to adjustment under Article I, Section 7 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.	Administration of the Plan.

(a) Procedures; Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3. In addition, the Plan will be administered in a manner that complies with any applicable Nasdaq or stock exchange listing requirements. The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i. to select the Employees, Consultants and Directors of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii. to determine the number of shares of Common Stock or amount of cash to be covered by each Award granted hereunder;

iii. to determine the type of Award to be granted to the selected Employees, Consultants and Directors;

iii. to approve forms of Award Agreements for use under the Plan;

iv. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

v. to correct administrative errors;

vi. to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

vii. to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

viii. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

ix. to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Article I, Section 8 of the Plan and, except as set forth in that Section, may not impair any outstanding Award unless agreed to in writing by the Awardee;

x. to allow Awardees to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xi. to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction. The

Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xii. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xiii. to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Awardee or other subsequent transfers by the Awardee of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xiv. to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xv. to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Awardees and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Article I, Section 8 of the Plan. Upon approval of the amendment and restatement of this Plan by the Company’s shareholders in 2008, this Plan shall terminate in 2018 on tenth (10th) anniversary of such shareholder approval date.

6.	Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be seven (7) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half (10 1/2) years (or a shorter period) in the case of Options granted to Employees in certain jurisdictions outside the United States as determined by the Administrator.

7.	Adjustments upon Changes in Capitalization.

(a) Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Article I, Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or the Shares subject thereto issued to the Awardee and unless otherwise determined by the Administrator, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c) In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Cash Awards or Stock Awards; and/or (iii) provide for termination of Awards as a result of the Change of Control on such terms and conditions as it deems appropriate, including provide for the cancellation of Awards for a cash payment to the Awardee.

8.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

i. materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Article I, Section 7 of the Plan;

ii. reduce the minimum exercise price for Options granted under the Plan;

iii. result in a repricing of Options by (x) reducing the exercise price of outstanding Options, or (y) canceling an outstanding Option held by an Awardee and re-granting to the Awardee a new Option with a lower exercise price, in either case other than in connection with a change in the Company’s capitalization pursuant to Article I, Section 7 of the Plan; or

iv. change the class of persons eligible to receive Awards under the Plan.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee, as applicable, and the Administrator, which agreement must be in writing and signed by the Awardee, as applicable, and the Company; provided further that the Administrator may amend an outstanding Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Award not be subject to Code Section 409A(a)(1)(B). Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The value of Awards granted pursuant to the Plan will not be included as compensation, earnings, salaries or other similar terms used when calculating an Awardee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

9.	Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award. As an alternative, Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that an Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law or the Company, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

10.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee, Consultant, or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

11.	Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

12.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

13.	Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

14.	Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Washington.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The section headings used in this Plan are solely for convenience of reference, do not constitute a part of the Plan, and shall not shall affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e) All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Awardee believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Awardee may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f) Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Washington. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

15.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Awardee, an Employee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences. Any tax consequence realized by any Awardee, Employee, or other person due to the receipt, exercise or settlement of any Option, or other Award granted hereunder.

16.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

17.	Tax Matters.

(a) Tax Withholding Obligation. As a condition of the grant, issuance, vesting, exercise or settlement of an Award granted under the Plan, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, issuance, vesting, exercise or settlement of the Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b) Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”). Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A and the Guidance is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death following such separation of service date.

(c) Deferral of Award Benefits. The Administrator may in its discretion, from time to time and pursuant to such terms and conditions as it deems appropriate, permit compensation related to Awards granted hereunder to be deferred.

ARTICLE II – OPTIONS, STOCK AWARDS AND CASH AWARDS

1.	Eligibility.

Awards may be granted to Employees, Directors and Consultants of the Company or any of its Affiliates.

2.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i. In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date; provided, however, that in the case of an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Grant Date.

ii. In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

iii. Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) No Option Repricings. Other than in connection with a change in the Company’s capitalization (as described in Article I, Section 7(a) of the Plan), the exercise price of an Option may not be reduced without shareholder approval, as set forth above in Article I, Section 8(a)ii.

(d) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Awardee’s right to exercise all or part of the Option.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i. cash;

ii. check or wire transfer (denominated in U.S. Dollars);

iii. subject to any conditions or limitations established by the Administrator, other Shares held by the Awardee which Shares shall have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, provided that such Shares shall, in the case of Shares acquired by the Awardee upon the exercise of an Option, have been owned by the Awardee for such period of time as is required by the Administrator in order to avoid the Company’s incurring any adverse accounting expense with respect to the Option;

iv. consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vi. any combination of the foregoing methods of payment.

(f) Effect of Termination of Employment on Options.

i. Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment other than as a result of circumstances described in Article II, Sections 2(f)(ii) and (iii) below, any outstanding Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment; provided, however, that the Administrator may in the Option Agreement specify a period of time (but not beyond the expiration date of the Option) following Termination of Employment during which the Awardee may exercise the Option as to Shares that were vested and exercisable as of the date of Termination of Employment. To the extent such a period following Termination of Employment is specified, the Option shall automatically terminate at the end of such period to the extent the Awardee has not exercised it within such period.

ii. Disability of Awardee. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s disability in accordance with the Company’s or its Subsidiaries’ policies, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s Termination of Employment may be exercised by the Awardee until one (1) year following Awardee’s Termination of Employment as a result of Awardee’s disability, including Total and Permanent Disability; provided, however, that in no event shall an Option be exercisable after the expiration date of such Option. If the Awardee does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

iii. Death of Awardee. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s death, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s death may be exercised until the earlier of (A) one (1) year following the Awardee’s death or (B) the expiration of the term of such Option. If an Option is held by the Awardee when he or she dies, the Option may be exercised, to the extent the Option is vested and exercisable, by the beneficiary designated by the Awardee (as provided in Article I, Section 9 of the Plan), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

iv. Other Terminations of Employment. The Administrator may provide in the applicable Option Agreement for different treatment of Options upon Termination of Employment of the Awardee than that specified above.

(g) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Awardee under Applicable Law. In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Awardee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Awardee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(h) Other Terms. Option Agreements evidencing Options shall contain such other terms and conditions as the Administrator may determine and as shall be consistent with the requirements of the Plan.

3.	Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 3(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Exercise Price. The exercise price of Incentive Stock Option shall be as specified in Article II, Section 2(b)i. above.

(d) Transferability. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Awardee will not constitute a transfer. An Incentive Stock Option may be exercised, during the lifetime of the Awardee only by such Awardee.

(e) Term. An Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have a term of no more than five (5) years from the Grant Date.

4.	Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder.

i. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Option Agreement.

ii. An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) payment of all applicable withholding taxes.

iii. Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

iv. The Company shall issue (or cause to be issued) such Shares as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

5.	Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria (including Qualifying Performance Criteria), if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria (including Qualifying Performance Criteria) and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c) Rights as a Shareholder. Unless otherwise provided by the Administrator, the Awardee shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Awardee. Unless otherwise provided by the Administrator, an Awardee holding Stock Units shall be entitled to receive dividend payments as if he or she was an actual shareholder.

6.	Cash Awards.

Each Cash Award will confer upon the Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of such duration as the Administrator shall establish.

(a) Cash Award. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Awardee that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $5,000,000.

(b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable performance period, or (ii) the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the applicable Qualifying Performance Criteria remains substantially uncertain.

(c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d) Termination of Employment. The Administrator shall have the discretion to determine the effect a Termination of Employment due to (i) disability, (ii) death or (iii) otherwise shall have on any Cash Award.

7.	Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. Notwithstanding the above and subject to Article II, Section 3(d), the Administrator may in its discretion make an Award transferable to an Awardee’s family member or to such other persons or entities as it deems appropriate. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue;

(xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SONOSITE, INC.

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11735

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SonoSite, Inc. c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. The board of directors recommends a vote “FOR” the nominees.

	FOR	WITHHOLD	Nominees:

Election of 9 directors	☐	☐	Kirby L. Cramer Carmen L. Diersen Kevin M. Goodwin Edward V. Fritzky Steven R. Goldstein, M.D.	Paul V. Haack Robert G. Hauser, M.D. William G. Parzybok, Jr. Jacques Souquet, Ph.D.
WITHHOLD for the following only: (write the name of nominee in the space below)

Unless otherwise directed, all votes will be appointed equally among those persons for whom authority is given to vote.

2. The board of directors recommends a vote “FOR” ratification of the appointment of KPMG LLP as independent registered public accounting firm

	FOR	AGAINST	ABSTAIN

Ratification of appointment of independent registered public accounting firm	☐	☐	☐

3. The board of directors recommends a vote “FOR” the approval of the amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan

	FOR	AGAINST	ABSTAIN
Approval of amendment and restatement of the SonoSite, Inc. 2005 Stock Incentive Plan	☐	☐	☐

I plan to attend the annual meeting		☐

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

___________________________	__________________	______________________________
SIGNATURE	DATE	SIGNATURE (JOINT OWNER)

SONOSITE, INC.

This Proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders – April 22, 2008

The undersigned hereby appoint(s) Kevin M. Goodwin, Michael J. Schuh and Kathryn Surace-Smith and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on February 22, 2008 at the annual meeting of shareholders of SonoSite to be held at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033 at 8:00 a.m. on Tuesday, April 22, 2008, with authority to vote upon the matter listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

☒	Please mark your vote as in this example

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN.